Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2013, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-189405) and related Prospectus of SolarCity Corporation for the registration of 2,800,000 shares of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

July 31, 2013